Exhibit 99.1
4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release
Pebblebrook Hotel Trust Completes $2.0 Billion Refinancing

Bethesda, MD, October 14, 2022 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that on October 13, 2022, it successfully refinanced $2.0 billion of credit facilities and term loans, resulting in a $650.0 million senior unsecured revolving credit facility (“Credit Facility”) and three term loans totaling $1.4 billion.

“We are extremely appreciative of our bank group’s continued strong support for our company and on this significant refinancing effort,” said Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “In addition to extending our debt maturities, this refinancing provides us with enhanced balance sheet flexibility and capacity.”

The $650.0 million Credit Facility’s maturity was extended to October 2027, inclusive of two optional six-month extensions. The Credit Facility’s interest rate is based on a pricing grid, in line with the prior pricing grid, of 145 to 250 basis points over the applicable adjusted term SOFR.

The first $460.0 million term loan matures in October 2024. The second $460.0 million term loan matures in October 2025. The third $460.0 million term loan matures in October 2027. The interest rate on all three term loans is based on a pricing grid, in line with the prior pricing grid, of 140 to 245 basis points over the applicable adjusted term SOFR.

As of September 30, 2022, after taking into account certain interest rate swap agreements, approximately 79% of the Company’s total outstanding debt and convertible notes are fixed at an average interest rate of approximately 2.7%, and 21% are floating at an average interest rate of approximately 4.9%.

With the completion of this refinancing, the Company has no meaningful debt maturities until October 2024.

The Company’s $650.0 million Credit Facility and $1.4 billion of term loans are jointly led by BofA Securities, Inc.; Capital One, National Association; PNC Capital Markets LLC; TD Bank, N.A.; Truist Securities, Inc.; U.S. Bank National Association; and Wells Fargo Securities, LLC. Bank of America, N.A. serves as the Administrative Agent. U.S. Bank National Association serves as the Syndication Agent. Capital One, National Association; PNC Bank, National Association; TD Bank, N.A.; Truist Bank; and Wells Fargo Bank, National Association serve as Documentation Agents. Raymond James Bank, Regions Bank, and Sumitomo Mitsui Banking Corporation serve as Senior Managing Agents.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 51 hotels, totaling approximately 12,800 guest rooms across 15 urban and resort markets. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

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Contact:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330

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www.pebblebrookhotels.com